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                                                                  EXHIBIT 99.1
                                                                  NEWS RELEASE
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[UNION TEXAS PETROLEUM LOGO]


Contact: Carol L. Cox
         (713) 968-2714


                         UNION TEXAS PETROLEUM REPORTS RESULTS
                            OF ANNUAL STOCKHOLDER MEETING


     Houston, May 10, 1995 -- At Union Texas Petroleum Holdings, Inc.'s annual stockholders meeting held this morning in Houston, stockholders re-elected the company's 11 members of its Board of Directors to one-year terms expiring in 1996. The directors include A. Clark Johnson, Chairman and Chief Executive Officer of Union Texas; Glen A. Cox, retired President and Chief Operating Officer of Phillips Petroleum Company; Saul A. Fox, Partner of Kohlberg Kravis Roberts & Co. (KKR); Edward A. Gilhuly, Partner of KKR; James H. Greene Jr., Partner of KKR; Henry R. Kravis, Partner of KKR; Michael W. Michelson, Partner of KKR; Stanley P. Porter, retired Vice Chairman of Arthur Young & Company; George R. Roberts, Partner of KKR; Richard R. Shinn, retired Executive Vice Chairman of the New York Stock Exchange and retired Chairman and CEO of Metropolitan Life Insurance Company; and Sellers Stough, retired Vice President-Finance of Chevron Corporation.
     The stockholders ratified the appointment of Price Waterhouse as independent accountants. The stockholders also approved the amendment of the company's restated certificate of incorporation to provide for a new class of preferred stock, the 1994 incentive plan and the amendment of Union Texas' 1992 stock option plan.
     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.